Exhibit 99.1

I-ON Digital Corp. Enters into Agreement to Finalize Acquisition of Controlling Stake of Orebits Corp. and its Patented Gold-Digitization Technology

CHICAGO, IL - I-ON Digital Corp.

I-ON Digital Corp. (OTC: IONI), a pioneering force in institutional-level asset digitization and securitization solutions, proudly announced a significant milestone. Today, the Company has entered into a Contribution and Exchange Agreement with Orebits Acquisition Group, LLC to acquire 910,000 shares of common stock of Orebits Corp. (“Orebits”), representing a controlling interest in Orebits. The Company currently anticipates that the transaction, subject to closing conditions, is expected to close effective with the end of the fourth quarter 2023.

By virtue of its controlling stake in Orebits, I-ON will acquire a controlling stake in Orebits’s patented gold-digitization technologies. With the Contribution and Exchange Agreement, the Company gains ownership of approximately 9,700 Orebits.AU gold-backed digital securities, which will be seamlessly converted into ION.au: I-ON’s proprietary digital asset class. The consummation of the Contribution and Exchange Agreement will, by extension, put the Company in position to further leverage its recently completed secure hybrid blockchain platform and, further, advance the Company’s vision and propel the future of digitized assets. The Company onboarded an initial block of gold-backed digital assets in the second quarter of 2023. As enhanced by the Company’s hybrid blockchain platform and related workflow management, the Company estimates the transaction to be valued at approximately $18 million. The actual value of the transaction may vary depending on market conditions and the results of a year-end audit.

The Contribution and Exchange Agreement further propels I-ON’s overall strategy to revolutionize the way physical gold, precious metal, and mineral claims are converted into digital assets and asset-backed securities allowing claim holders to monetize and leverage their in-situ (in ground) and unrefined reserves. I-ON’s innovative asset-digitization platform, which utilizes next-generation hybrid blockchain technologies together with state-of-the-art smart contracts and advanced workflow management AI, allows mineral and precious metal reserves to be digitized into secure asset-backed securities that provide reserve owners and peripheral investors with new financial channels to maximize liquidity without requiring them to physically remove these assets from the ground, thus protecting the environment and revolutionizing the mining industry as a whole.

“We believe that this acquisition is a significant milestone for our company,” said Ken Park, I-ON’s Chief Marketing Officer and Director. “In addition to increasing our balance sheet, this transaction will finalize the acquisition of a controlling interest in Orebits Corp., which was at the forefront of mineral asset digitization over 5 years ago, along with its patented technologies and assets, adding substantial value to the Company and our shareholders, while moving us closer to our ultimate goal of becoming the leading provider of asset digitization and securitization in this emerging industry.”

Management expects that the expanded portfolio of I-ON.au will expand the market acceptance of the Company’s asset-backed digital securities, representing the emergence of entirely new financial instrument class that can be leveraged for financing, collateralization, and/or the hypothecated use within a wide range of ESG-friendly bond offerings. With ION.au, claim holders, investors, and the precious metals industry can take advantage of an entirely new range of financial opportunities from their in-situ and unrefined gold, precious metal, and mineral reserves.

The transaction represents a huge step forward in the Company’s pursuit to become the leading provider of cutting-edge asset digitization solutions and provide greater financial opportunities for both claim holders and investors alike, through the digitization and securitization of gold, precious metals, and minerals reserves, and the cultivation of other next-generation technology-driven asset-backed financial instruments.

About I-ON Digital Corp:

I-ON Digital Corp (OTC: IONI) is a leading-edge provider of asset-digitization and securitization solutions engineered to provide a secure, fast, transparent, and institutional-grade ecosystem that digitizes documentary evidence of ownership, in accordance with a rigorous onboarding and acceptance process, into secure, asset-backed digital certificates that bring liquidity and accepted value to a wide-array of asset classes.

I-ON develops, acquires, and deploys a portfolio of novel and patented next-generation technologies that have been integrated and engineered into a comprehensive ecosystem built on a zero-trust, hybrid blockchain architecture that utilizes state-of-the-art smart contracts and sophisticated workflow management AI technologies to digitize ownership records of recoverable gold, precious metal, and mineral reserves into digital certificates that facilitate wealth transfer through new asset-backed financial instruments and asset classes that provide reserve owners and investors a new channel to maximize portfolio liquidity.

By offering services associated with asset digitization and securitization, and by licensing the Company’s expanding intellectual property portfolio, I-ON is able to generate revenue through transaction fees while actively growing innovative platforms beneficial for next-generation transactional models. Additional information is available at https://iondigitalcorp.com/.

Forward-Looking Statements

This news release contains forward-looking statements involving risks and uncertainties, which may cause results to differ materially from the statements made. When used in this document, the words “may,” “would,” “could,” “will,” “intend,” “look to,” plan,” “anticipate,” “believe,” “estimate,” “expect,” “seek,” “potential,” “outlook,” and similar expressions are intended to identify forward-looking statements. Such statements, including, but not limited to, I-ON’s current views with respect to future events and its financial forecasts, are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made, including those risks described from time to time in filings made by I-ON with the Securities and Exchange Commission. In addition, there is uncertainty about the further spread of the COVID-19 virus or new variants thereof, or the occurrence of another wave of cases and the impact it may have on the Company’s operations, the demand for the Company’s products, global supply chains and economic activity in general. These and other risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward-looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated, or expected. Statements in this news release regarding past trends or activities should not be taken as a representation that such trends or activities will continue. I-ON does not intend or assume any obligation to update these forward-looking statements other than as required by law.

SOURCE: I-ON Digital Corp (OTC: IONI)

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